Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated July 27, 2023 relating to the financial statements of Microsoft Corporation and the effectiveness of Microsoft Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Microsoft Corporation for the year ended June 30, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Seattle, Washington

/s/ Deloitte & Touche LLP

April 26, 2024